Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL COMPLETES ACQUISITION OF BUSINESS BANCSHARES, INC.

ST. LOUIS, September 4, 2018 – Stifel Financial Corp. (NYSE: SF) today announced that on August 31, 2018, it completed the acquisition of Business Bancshares, Inc., and its wholly owned subsidiary, The Business Bank of St. Louis. Upon the closing of the transaction, The Business Bank of St. Louis was renamed “Stifel Bank.”

“We are excited to welcome the team from Business Bancshares to Stifel, as this acquisition further enhances the growing capabilities of Stifel’s bank and wealth management businesses,” said Ronald J. Kruszewski, Chairman and CEO of Stifel.  “Not only is this acquisition a good cultural fit for us, but it enables Stifel to expand into attractive products that include treasury services and payroll processing as well as increase our lending capabilities.  Additionally, Business Bancshares will operate as a separate subsidiary of our bank holding company, which will increase the FDIC coverage of deposits held at Stifel’s affiliated banks.”

Business Bancshares, Inc. operates a full-service banking facility from a single location in Clayton, Missouri. Business Bancshares, Inc. has, on a consolidated basis with its subsidiaries, approximately $607 million in total assets, $500 million of loans, and $522 million of total deposits as of June 30, 2018, and its non-performing loan ratio was 0.04 percent.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries.  Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated; Keefe Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Century Securities Associates, Inc., and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited.  The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities.  Stifel Bank & Trust and Stifel Bank offer a full range of consumer and commercial lending solutions.  Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services.  To learn more about Stifel, please visit the Company’s website at www.stifel.com.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this report not dealing with historical results are forward-looking and are based on various assumptions.  The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.  Material factors and assumptions could cause actual results to differ materially from current expectations.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  The Company disclaims any intent or obligation to update these forward-looking statements.

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Stifel Investor Relations Contact

Joel Jeffrey, (212) 271-3610 direct

investorrelations@stifel.com